Exhibit (k)(2)

FIRST AMENDMENT TO THE

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

DOUBLELINE OPPORTUNISTIC CREDIT FUND

This FIRST AMENDMENT, dated as of the last date on the signature page hereto, to the Amended and Restated Master Services Agreement Agreement dated January 20, 2020 (the “Agreement”), is entered into by and between DOUBLELINE OPPORTUNISTIC CREDIT FUND, a Massachusetts trust (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, d.b.a. U.S. Bank Global Fund Services, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the Fund and USBFS desire to amend the fee schedule of the Agreement; and

WHEREAS, Section 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D of the Agreement is hereby superseded and replaced in its entirety with First Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

DOUBLELINE OPPORTUNISTIC CREDIT FUND

By:	/s/ Ronald Redell

Name:	Ronald Redell

Title:	President

Date:	September 3, 2020

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Anita Zagrodnik

Name:	Anita Zagrodnik

Title:	Senior Vice President

Date:	September 3, 2020

First Amended Exhibit D – Master Services Agreement

DOUBLELINE OPPORTUNISTIC CREDIT FUND ANNUAL FEE SCHEDULE at September 2020

Annual Fee Based Upon Average Total Managed Assets Per Fund**

2 basis points on average total managed assets* (based on the comprehensive services provided to the Fund by USBFS and U.S. Bank as Custodian (the full custody fee schedule is referenced in the amended and restated custody agreement, dated December 6, 2019 as amended).

◾

Pricing Services (Prices below are based on U.S Bancorp’s primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees)

–	$0.07 Domestic and Canadian Equities/Options/International Equities/Futures/Currency Rates
–	$0.45 Corp/Gov/Agency Bonds/Mortgage Backed
–	$0.70 CMOs/Municipal Bonds/Money Market Instruments/International Bonds/Asset–Backed /High Yield Bonds
–	$1.00 - Bank Loans
–	$2.25 - Credit Default Swaps
–	$0.90 - Basic Interest Rate Swaps
–	$125 /Fund per Month - Mutual Fund Pricing
–	$125 /Month Manual Security Pricing (>10/day)
–	No Charge – Corporate Action Services

◾	Factor Services (BondBuyer)
–	$1.50 /CMO/Month
–	$0.25 /Mortgage Backed/Month
–	$300 /Month Minimum/Fund Group

◾	Fair Value Services (FT Interactive)
–	Billed as incurred

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Electronic Board Book Portal – Document Mall

$4,800/year (includes 10 “external” users) - waived

Miscellaneous Expenses

Including but not limited to customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, wash sale reporting (Gainskeeper), federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, mailing, envelopes, record retention, disaster recovery charges, Fed wire charges, voice response (VRU) maintenance and development, data communication and implementation charges, listing fees and travel.

Additional Services

Available but not included above are the following services – legal administration (e.g., registration statement update), Section 15(c) reporting, daily compliance testing, electronic Board book portal (BookMark), client dedicated line data access, training, expedited CUSIP setup, dividend reinvestment fees, and additional share classes.

Fees are billed monthly.

**“total managed assets” means the total assets of the Fund (including assets attributable to any reverse repurchase agreements, dollar roll transactions, or similar transactions, borrowings, and preferred shares that may be outstanding) minus accrued liabilities (other than liabilities in respect of reverse repurchase agreements, dollar roll transactions, or similar transactions, and borrowings). For purposes of calculating “total managed assets,” the liquidation preference of any preferred shares outstanding shall not be considered a liability. For clarity, with respect to any reverse repurchase agreement, dollar roll or similar transaction, “total managed assets” includes any proceeds from the sale of an asset of the Fund to a counterparty in such a transaction, in addition to the value of the asset so sold as of the relevant measuring date. The average daily total managed assets of the Fund for any month shall be determined by taking an average of all of the determinations of total managed assets during such month at the close of business on each business day during such month while this Agreement is in effect.